                                                                    Exhibit 10.1
                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT


                                  by and among:

                            WAVEPHORE NETWORKS, INC.,
                             a Delaware corporation,


                                WAVO CORPORATION,
                             an Indiana corporation,



                                       and


                                  CIDERA, INC.,
                             a Delaware corporation

                          ----------------------------
                         Dated as of September 11, 2000
                          ----------------------------
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                                TABLE OF CONTENTS

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1.       Sale of Assets; Related Transactions ..........................................       1

         1.1      Sale of Assets .......................................................       1

         1.2      Purchase Price .......................................................       2

         1.3      Sales Taxes ..........................................................       5

         1.4      Allocation ...........................................................       5

         1.5      Closing ..............................................................       5

2.       Representations and Warranties of the Seller ..................................       6

         2.1      Due Organization; No Subsidiaries; Etc ...............................       6

         2.2      Articles of Incorporation and Bylaws; Records ........................       6

         2.3      Authority; Binding Nature Of Agreements ..............................       7

         2.4      Financial Statements .................................................       7

         2.5      Absence Of Changes ...................................................       7

         2.6      Title To Assets ......................................................       8

         2.7      Intentionally Omitted ................................................       8

         2.8      Receivables ..........................................................       8

         2.9      Customers; Distributors ..............................................       9

         2.10     Inventory ............................................................       9

         2.11     Equipment, Etc .......................................................       9

         2.12     Real Property ........................................................       9

         2.13     Proprietary Assets ...................................................      10

         2.14     Contracts ............................................................      11

         2.15     Liabilities ..........................................................      12

         2.16     Compliance with Legal Requirements ...................................      12

         2.17     Governmental Authorizations ..........................................      12

         2.18     Tax Matters ..........................................................      13

         2.19     Employee And Labor Matters ...........................................      13

         2.20     Environmental Matters ................................................      13

         2.21     Sale of Products .....................................................      13

         2.22     Performance Of Services ..............................................      13

         2.23     Insurance ............................................................      14
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         2.24     Related Party Transactions ...........................................      14

         2.25     Proceedings; Orders ..................................................      15

         2.26     Non-Contravention; Consents ..........................................      15

         2.27     Brokers ..............................................................      16

         2.28     Investment Representations ...........................................      16

         2.29     Full Disclosure ......................................................      17

         2.30     Disclosure Schedule ..................................................      17

         2.31     Access ...............................................................      17

3.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ...............................      17

         3.1      Authority; Binding Nature Of Agreements ..............................      17

         3.2      Brokers ..............................................................      18

         3.3      Proceedings ..........................................................      18

         3.4      Full Disclosure ......................................................      18

         3.5      Valid Issuance .......................................................      18

         3.6      Capitalization .......................................................      18

         3.7      HSR Filing ...........................................................      18

4.       PRE-CLOSING COVENANTS OF THE SELLERS ..........................................      18

         4.1      Access And Investigation .............................................      18

         4.2      Operation Of Business ................................................      19

         4.3      Filings and Consents .................................................      20

         4.4      Notification; Updates to Disclosure Schedule .........................      20

         4.5      No Negotiation .......................................................      21

         4.6      Best Efforts .........................................................      21

         4.7      Confidentiality ......................................................      21

         4.8      Wireless Business Audit ..............................................      22

         4.9      Communications with Sellers Customers ................................      22

         4.10     Nonsolicitation of Purchaser's Employees .............................      22

         4.11     Negotiation of Services Agreement and OEM Agreement With Purchaser ...      22

5.       PRE-CLOSING COVENANTS OF THE PURCHASER ........................................      22

         5.1      Best Efforts .........................................................      22
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         5.2      Employment Offers ....................................................      22

         5.3      Negotiation of Services Agreement and OEM Agreement With Sellers .....      22

         5.4      Contact With Customers ...............................................      22

6.       CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE ...................      22

         6.1      Accuracy Of Representations ..........................................      23

         6.2      Performance Of Obligations ...........................................      23

         6.3      Consents .............................................................      23

         6.4      No Material Adverse Change ...........................................      23

         6.5      Opinion Letter .......................................................      23

         6.6      No Proceedings .......................................................      23

         6.7      No Prohibition .......................................................      23

         6.8      Employees ............................................................      23

         6.9      Customers ............................................................      23

         6.10     Services Agreement and OEM Agreement .................................      24

7.       CONDITIONS PRECEDENT  TO THE SELLERS' OBLIGATION TO CLOSE .....................      24

         7.1      Accuracy Of Representations ..........................................      24

         7.2      Registration Rights ..................................................      24

         7.3      Purchaser's Performance ..............................................      24

         7.4      Services Agreement and OEM Agreement .................................      24

8.       TERMINATION ...................................................................      24

         8.1      Termination Events ...................................................      24

         8.2      Termination Procedures ...............................................      25

         8.3      Effect Of Termination ................................................      25

         8.4      Nonexclusivity Of Termination Rights .................................      25

9.       INDEMNIFICATION, ETC ..........................................................      25

         9.1      Survival Of Representations And Covenants ............................      25

         9.2      Indemnification By The Sellers .......................................      27

         9.3      Indemnification By Purchaser .........................................      28

         9.4      Nonexclusivity Of Indemnification Remedies ...........................      28

         9.5      Defense Of Third Party Claims ........................................      28
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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10.      CERTAIN POST-CLOSING COVENANTS; MISCELLANEOUS .................................      30

         10.1     Further Actions; Right of First Refusal ..............................      30

         10.2     Publicity ............................................................      31

         10.3     Further Assurances ...................................................      31

         10.4     Fees and Expenses ....................................................      32

         10.5     Attorneys' Fees ......................................................      32

         10.6     Notices ..............................................................      32

         10.7     Time Of The Essence ..................................................      33

         10.8     Headings .............................................................      33

         10.9     Counterparts .........................................................      33

         10.10    Governing Law; Venue .................................................      33

         10.11    Successors And Assigns; Parties In Interest ..........................      34

         10.12    Remedies Cumulative; Specific Performance ............................      34

         10.13    Waiver ...............................................................      34

         10.14    Amendments ...........................................................      35

         10.15    Severability .........................................................      35

         10.16    Entire Agreement .....................................................      35

         10.17    Knowledge ............................................................      35

         10.18    Construction .........................................................      35
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                                      iv.
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                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of September 11, 2000, by and among WAVEPHORE NETWORKS, INC., a Delaware corporation ("WPN"), WAVO CORPORATION, an Indiana corporation and the parent of WPN ("WAVO"), and CIDERA, INC., a Delaware corporation (the "PURCHASER"). For the purposes of this Agreement, WPN and WAVO are sometimes referred to collectively as the "SELLERS" or individually as a "SELLER," even though, to WAVO's and WPN's knowledge, all of the Assets (as defined below) being transferred hereunder are the assets and operations of WPN (and not of WAVO).

                                    RECITALS

         WHEREAS, the Sellers wish to sell and the Purchaser wishes to purchase the Assets (as defined below to include all operations) of the Sellers Related to the Wireless Business on the terms set forth in this Agreement.

         WHEREAS, capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in EXHIBIT A to this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1.       SALE OF ASSETS; RELATED TRANSACTIONS.

         1.1 SALE OF ASSETS. The Sellers shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets, free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "ASSETS" shall mean and include all of the properties, rights, interests and other tangible and intangible assets of the Sellers Related to the Wireless Business (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any assets Related to the Wireless Business and acquired by either Seller during the Pre-Closing Period; provided, however, that the Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Assets shall include:

                           (1) all accounts receivable, notes receivable and other receivables of the Sellers Related to the Wireless Business (including all accounts receivable Related to the Wireless Business identified in PART 2.8 of the Disclosure Schedule);

                           (2) all inventories and work-in-progress of the Sellers Related to the Wireless Business (including the inventory described in PART 2.10 of the Disclosure Schedule);

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                           (3)      all Dish Strings and FM Strings identified
         in PART 2.11 of the Disclosure Schedule, uplinks, other equipment, machinery, real property, improvements, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, and other tangible assets of the Sellers Related to the Wireless Business (including the tangible assets Related to the Wireless Business identified in PART 2.11 of the Disclosure Schedule and the real property and leases identified in PART
         2.12 of the Disclosure Statement);

                           (4) all Proprietary Assets and goodwill of the Sellers Related to the Wireless Business (including all licenses and other intangible assets related to uplinks, and the Proprietary Assets Related to the Wireless Business identified in PART 2.13 of the Disclosure Schedule);

                           (5)      all rights of the Sellers under the
         Contracts Related to the Wireless Business (including the Contracts identified in PART 2.14 of the Disclosure Schedule, which Contracts include all customer Contracts, leases, roof rights, tower rights and related rights);

                           (6) all Governmental Authorizations held by the Sellers Related to the Wireless Business (including the Governmental Authorizations identified in PART 2.17 of the Disclosure Schedule);

                           (7) all claims (including claims for past infringement of Proprietary Assets) and causes of action of the Sellers related to the Wireless Business against other Persons (regardless of whether or not such claims and causes of action have been asserted by a Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Sellers Related to the Wireless Business (regardless of whether such rights are currently exercisable);

                           (8) all advertising and promotional materials Related to the Wireless Business possessed by the Sellers; and

                           (9) all books, records, files and data of the Sellers Related to the Wireless Business.

1.2      PURCHASE PRICE.

         (a)      As consideration for the sale of the Assets to the Purchaser:

                  (i) at the Closing, the Purchaser shall pay to WPN, $11,500,000 in cash (the "CLOSING DATE CASH") by wire transfer in immediately available funds;

                  (ii) at the Closing, the Purchaser shall deposit the sum of $500,000 (the "ESCROW FUND" and together with the Closing Date Cash, the "CASH CONSIDERATION") in an escrow account (the "ESCROW ACCOUNT") to be established as of the Closing Date (as defined below) pursuant to an Escrow Agreement (as defined below) among WPN, the Purchaser, and U.S. Trust Corporation (or another escrow agent

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         reasonably acceptable to the parties) (the "ESCROW AGENT"), in substantially the form of EXHIBIT B (the "ESCROW AGREEMENT"). Subject to the terms of the Escrow Agreement, such Escrow Fund shall be held in the Escrow Account for 60 days after the Closing Date, after which it shall be delivered and paid to WPN, less any amount used for any adjustment(s) to Cash Consideration described in Section 1.2(b)(i) and
         (ii). The terms of the use and distribution of the Escrow Fund are described more fully in the Escrow Agreement;

                  (iii) at the Closing, the Purchaser shall issue to WPN 285,731 shares of common stock of the Purchaser (the "PURCHASER COMMON STOCK") subject to adjustment as described in Section 1.2(b); and

                  (iv) at the Closing, the Purchaser shall assume the Assumed Liabilities by delivering to the Sellers an Assumption Agreement in substantially the form of EXHIBIT C (the "ASSUMPTION AGREEMENT").

All consideration paid by the Purchaser under this Agreement shall be paid to or in the name of WPN.

         (b) The consideration described in Section 1.2(a) is subject to adjustment as follows:

                  (i) FIRST ADJUSTMENT TO CASH CONSIDERATION. To the extent that the historical net book value of the Transferred Tangible Assets of the Wireless Business is less than $4,000,000 (as determined by the Closing Date Audit as defined in Section 10.1), then the Cash Consideration shall be reduced, dollar-for-dollar, for every dollar that Transferred Tangible Assets is less than $4,000,000. Any such reduction shall be paid solely from the Escrow Fund. Although the Purchaser may only seek such Cash Consideration reduction from the Escrow Fund if Transferred Tangible Assets of the Wireless Business are less than $4,000,000, the foregoing sentence shall not limit the Purchaser from seeking indemnification from the Sellers for the breach of any representation or warranty in the Transactional Agreements.

                  (ii) SECOND ADJUSTMENT TO CASH CONSIDERATION. In addition to any adjustment to the Cash Consideration described in Section 1.2(b)(i), to the extent that the historical net book value of the Assumed Liabilities of the Wireless Business (as determined by the Closing Date Audit) are greater than $490,000, then the Cash Consideration shall be reduced, dollar-for-dollar, for every dollar that such Assumed Liabilities are greater than $490,000. Any such reduction may be paid from the Escrow Fund or from the Closing Date Cash at the option of the Purchaser.

                  (iii) ADJUSTMENT TO PURCHASER COMMON STOCK. The parties hereto acknowledge that the Purchaser has been negotiating the sale of its Series D Preferred Stock. The parties agree that if (1) the Purchaser closes its sale of Series D Preferred Stock within 90 days of the date of this Agreement, and (2) such stock is sold for less than $8.7495 per share, then WPN shall be entitled to an aggregate number of shares of Common Stock of the Purchaser (including the 285,731 shares described above) equal to $2,500,000 divided by the price at which the Series D Preferred Stock is actually sold. By way of illustration, if the Series D Preferred

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Stock is sold for $8.50, then WPN shall be entitled to an aggregate of 294,118 shares of Purchaser Common Stock (or an additional 8,387 shares due to such adjustment).

         (c) For purposes of this Agreement "ASSUMED LIABILITIES" shall mean only the following liabilities of the Sellers:

                  (i) all liabilities of the Sellers related to the Wireless Business and listed on EXHIBIT G that arose from bona fide transactions, entered into with Persons who (at the time of such transaction) were not Related Parties to either Seller, in the Ordinary Course of Business and that remain unpaid as of the Closing Date. (On the date of this Agreement, EXHIBIT G attached hereto will contain those types or categories of liabilities to be assumed by the Purchaser, and the amounts of such Assumed Liabilities as of the date of this Agreement. The amounts described on EXHIBIT G shall be updated at the time of the Closing to reflect the actual Assumed Liabilities that the Purchaser will be assuming at the Closing); and

                  (ii) the obligations of the Sellers under the operating and capital leases identified on EXHIBIT D to the Agreement, but only to the extent such obligations (A) arise after the Closing Date; (B) do not arise from or relate to any Breach by a Seller of any provision of any of such Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Contracts;

provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "ASSUMED LIABILITIES" shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

                           (1)      any Liability of any other Person, except of

                  a Seller;

                           (2) any Liability of a Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;

                           (3) any Liability of a Seller for any fees, costs or expenses of the type referred to in Section 10.4 of this Agreement;

                           (4) any Liability of a Seller arising from or relating to any action taken by a Seller, or any failure on the part of a Seller to take any action, at any time after the Closing Date;

                           (5) any Liability of a Seller arising from or relating to (x) any services performed by a Seller prior to the Closing for any customer, or (y) any claim or Proceeding against a Seller;

                           (6) any Liability under any Contract, if the Sellers shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person

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                  with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Contract;

                           (7) any Liability that arises or exists by virtue of any Breach of (x) any representation or warranty made by a Seller in any of the Transactional Agreements, or
                  (y) any covenant or obligation of a Seller contained in any of the Transactional Agreements; or

                           (8) any other Liability that is not referred to specifically in clause "(i)" or "(ii)" of this sentence.

         1.3 SALES TAXES. The Purchaser and WPN shall each bear and pay 50% of any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions. For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing sentence, the Purchaser shall not assume any Tax obligation of the Sellers for Taxes incurred prior to the Closing Date other than that those set forth on EXHIBIT G.

         1.4 ALLOCATION. The consideration referred to in Sections 1.2(a)(i) and 1.2(a)(ii) is to be allocated as mutually agreed by the Purchaser and WPN. The Purchaser shall submit to WPN a proposed allocation (the "PROPOSED ALLOCATION") within 30 days of the date hereof. If WPN does not notify the Purchaser within 15 days of receipt of the Proposed Allocation of any disagreement with the Proposed Allocation then the Proposed Allocation shall become the final allocation (the "ALLOCATION"). If WPN notifies the Purchaser within such 15 day period (the "ALLOCATION NOTICE") of WPN's disagreement with the Proposed Allocation, then WPN and the Purchaser shall in good faith attempt to resolve their disagreement. If such disagreement is not resolved within 30 days from the delivery of the Allocation Notice then such disagreement shall be resolved by an independent accounting firm jointly selected by the accountant for the Purchaser and the accountants for the Sellers. In the event the allocation is determined after delivery of the Allocation Notice either by discussions between WPN and the Purchaser or by the accounting firm selected in the manner herein provided then such allocation shall be the Allocation. The parties agree that except as otherwise required by law (i) the Allocation shall be binding on the Purchaser and the Sellers for all federal, state and local tax purposes and (ii) the Purchaser and the Sellers shall file with their respective federal income tax returns consistent IRS Forms 8594-Asset Acquisition Statements Under Section 1060, including any required amendments thereto which shall reflect the allocations set forth in the Allocation. The parties acknowledge that such Allocation will be reasonable. The Purchaser and WPN shall each bear and pay 50% of the costs of any accounting firm retained to resolve any disputes pursuant to this Section 1.4.

         1.5      CLOSING.

                  (a) The closing of the sale of the Assets to the Purchaser (the "CLOSING") shall take place at the offices of Cooley Godward LLP in Reston, Virginia, at 10:00 a.m. on the date that all of the closing conditions set forth herein are either satisfied or waived, or such other time and place as the Purchaser and WPN agree to in writing. Such Closing may be conducted by the

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exchange of facsimile signature pages. For purposes of this Agreement, "CLOSING
DATE" shall mean the time and date as of which the Closing actually takes place.

                  (b)      At the Closing:

                           (i) the Sellers shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances; provided, however, the foregoing requirement that such Assets be free of any Encumbrances shall not limit the Purchaser's obligations to assume the Assumed Liabilities;

                           (ii) the Purchaser shall pay to the Sellers the Closing Date Cash and issue a stock certificate in the name of WPN for the Purchaser Common Stock contemplated by Section 1.2(a)(i) and (iii);

                           (iii) the parties hereto shall execute and deliver the Escrow Agreement in the form attached hereto (subject to changes required by the Escrow Agent), and the Purchaser shall deposit the sum contemplated by Section 1.2(a)(ii) in the Escrow Account;

                           (iv) the Purchaser shall execute and deliver to the Sellers the Assumption Agreement;

                           (v) the Purchaser and the Sellers shall execute, and deliver to each other, the Services Agreement (described in Section 6.10);

                           (vi) the Sellers and the Purchaser shall execute, and deliver to each other, a Noncompetition Agreement in the form of EXHIBIT E; and

                           (vii) each party hereto shall execute and deliver to the other a certificate (each, a "CLOSING CERTIFICATE") setting forth its representations and warranties that (A) each of the representations and warranties made by it in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by it in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date,
         (C) each of the covenants and obligations that it is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, and (D) with regard to the Sellers' Closing Certificates, except as expressly set forth in each such Closing Certificate, each of the conditions set forth in Sections 6.3 and 6.4 has been satisfied in all respects.

2.       REPRESENTATIONS AND WARRANTIES OF THE SELLER.

                  Each of the Sellers represents and warrants, to and for the benefit of the Indemnitees, as follows:

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         2.1      DUE ORGANIZATION; NO SUBSIDIARIES; ETC. Each Seller is a
corporation duly organized, validly existing and in good standing under the laws of the state set forth on PART 2.1 of the Disclosure Schedule. (Whenever a Seller is required to schedule any item on the Disclosure Schedule, such item shall identify the Seller to which such disclosure applies). Each Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in
PART 2.1 of the Disclosure Schedule. Each Seller is in good standing as a foreign corporation in each of the jurisdictions listed in PART 2.1 of the Disclosure Schedule. Except as set forth in PART 2.1 of the Disclosure Schedule, each Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

         2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. Each Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of: (i) the certificate or articles of incorporation and bylaws of such Seller, including all amendments thereto; and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of such Seller, the board of directors of such Seller and all committees of the board of directors of such Seller, since January 1, 1996, related to the Wireless Business. There have been no meetings or other proceedings of the board of directors, any committee of the board of directors, or to the Sellers' knowledge, the shareholders of such Seller related to the Wireless Business that are not fully reflected in such minutes or other records. The books of account, stock records, minute books and other records of such Seller related to the Wireless Business are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.

         2.3 AUTHORITY; BINDING NATURE OF AGREEMENTS. Each Seller has the corporate right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by such Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of such Seller and its shareholders, board of directors and officers. No approval of WAVO's stockholders is required for the consummation of this transaction. This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which such Seller is a party will constitute the legal, valid and binding obligation of such Seller and will be enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally.

         2.4 FINANCIAL STATEMENTS. The Sellers have delivered to the Purchaser the following financial statements which are attached hereto as
EXHIBIT I (collectively, the "FINANCIAL STATEMENTS"): (a) WAVO's audited balance sheets as of December 31, 1997, December 31, 1998 and December 31, 1999, and its related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the reports of Ernst & Young LLP (for the December 31, 1997 and December 31, 1998 Financial Statements) and Deloitte &

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
Touche LLP (for the December 31, 1999 Financial Statements) with respect thereto; and (b) the Wireless Business's balance sheet as of June 30, 2000 (the "UNAUDITED INTERIM BALANCE SHEET"), and the related statements of income of the Wireless Business and retained earnings of WAVO for the six months then ended. The Financial Statements are accurate and complete in all respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in clause "(b)" of this Section 2.4 do not have notes) and present fairly the financial position of WAVO and the Wireless Business (as applicable) as of the respective dates thereof and the results of operations and cash flows of WAVO and the Wireless Business (as applicable) for the periods covered thereby.

         2.5 ABSENCE OF CHANGES. Except as set forth in PART 2.5 of the Disclosure Schedule, since June 30, 2000:

                  (a) there has not been any material adverse change in, and, to the Sellers' knowledge, no event has occurred that might have a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Wireless Business;

                  (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Assets (whether or not covered by insurance);

                  (c) neither Seller has sold or otherwise transferred, or leased or licensed, any asset Related to the Wireless Business to any other Person;

                  (d) neither Seller has purchased, leased, licensed or otherwise acquired any asset Related to the Wireless Business from any other Person;

                  (e) neither Seller has made any capital expenditure related to the Wireless Business;

                  (f) neither Seller has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness related to the Wireless Business;

                  (g) neither Seller has entered into any transaction or taken any other action related to the Wireless Business outside the Ordinary Course of Business;

                  (h) neither Seller has (1) issued options to any of the Wireless Business employees, or (2) increased the salary or other compensation or benefits of any of its employees other than in the ordinary course of business of such Seller consistent with past practices.

                  (i) neither Seller has agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(h)" above.

         2.6 TITLE TO ASSETS. Each Seller owns, and has good and valid title to, all of the all assets purported to be owned by it and Related to the Wireless Business, including: all assets reflected on the Unaudited Interim Balance Sheet; all assets acquired by such Seller Related to the Wireless Business since June 30, 2000; all rights of such Seller under Contracts Related to the Wireless Business; and all other assets Related to the Wireless Business reflected in the books and records of such Seller as being owned by such Seller. Except as set forth in PART 2.6 of the Disclosure Schedule, all of said assets are owned by such Seller free and clear of any Encumbrances. PART 2.6 of the Disclosure Schedule identifies all of the assets Related to the Wireless Business that are being leased or licensed to such Seller. The Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Wireless Business to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

         2.7      INTENTIONALLY OMITTED.

         2.8 RECEIVABLES. PART 2.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Sellers related to the Wireless Business as of June 30, 2000. Except as set forth in PART 2.8 of the Disclosure Schedule, all existing accounts receivable of the Sellers related to the Wireless Business
(i) represent valid obligations of customers of the Sellers arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are current and will be collectable consistent with historical collections by the Wireless Business. Since June 30, 2000, each Seller has conducted its collections of accounts receivable in the Ordinary Course of Business. As of July 31, 2000, the gross accounts receivable balance of the Sellers was $1,840,000.

         2.9 CUSTOMERS; DISTRIBUTORS. PART 2.9 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Sellers related to the Wireless Business since January 1, 1998 (the "WIRELESS BUSINESS CUSTOMERS"), and for the revenues for the six month period ended on June 30, 2000, provides a breakdown of such revenue by customer, showing (a) nonrecurring Internet/WINDs revenue,
(b) recurring Internet/WINDs revenue, (c) hardware sales revenue, (d) monthly recurring wireless services revenue (including hardware rentals revenue) and (e) nonrecurring wireless revenue. Except as set forth in PART 2.9 of the Disclosure Schedule, neither Seller has received any notice or other communication (in writing or otherwise) indicating that any Wireless Business Customer may cease utilizing the Wireless Business's services or may otherwise reduce the aggregate revenue volume of business transacted by such Person with such Seller (related to the Wireless Business) below 90% of historical levels. PART 2.9 of the Disclosure Schedule also (i) states each customer of the Sellers that has contracted to use WAVO's Internet Business service and (ii) sets forth the agreed upon and expected future conversions to WAVO's Internet Business service.

         2.10 INVENTORY. PART 2.10 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of the Sellers Related to the Wireless Business as of June 30, 2000. All of the Sellers' existing inventory: (a) is, in the Sellers' reasonable business judgment, of such quality and quantity as to be usable and saleable by the Sellers in the Ordinary Course of Business; (b) has been priced at the lower of weighted average cost or market value method; and (c) is free of any material defect or deficiency.

         2.11     EQUIPMENT, ETC.

                  (a) PART 2.11 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by the Sellers and Related to the Wireless Business (including 2,539 Dish Strings and 573 FM Strings), and accurately sets forth (i) the date of acquisition, (ii) original cost, (iii) location of each of said assets, and (iv) with regard to the Dish Strings and FM Strings, the Sellers' customer(s) (THE "CUSTOMER(S)") that each Dish String or FM String serves, and the customer(s)' customer(s) that such Dish String or FM String serves.

                  (b) PART 2.11 of the Disclosure Schedule sets forth the book value of groups of said assets according to the assets' "Department."

                  (c)      Each asset identified or required to be identified in
PART 2.11 of the Disclosure Schedule: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all material applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put.

                  (d) Except as set forth in PART 2.11 of the Disclosure Schedule, all of the aforementioned 2,539 Dish Strings and 573 FM Strings are revenue producing.

                  (e) PART 2.11 of the Disclosure Schedule sets forth all of the Dish Strings and FM Strings for which the Sellers have roof rights and the period for which they have roof rights. The Sellers have provided the Purchaser documentation evidencing all of the aforementioned roof rights. For those Dish Strings or FM Strings for which Sellers do not have roof rights described on PART 2.11 of the Disclosure Schedule, the Sellers have provided Purchaser with contact information (including name, address and phone number) for an agent of the customer or customer's customer that such Dish String or FM String serves, knowledgeable with regard to the location and use of the Dish String or FM String. To Sellers' knowledge, after the consummation of the Transactions, the Purchaser will have full access to service said Dish Strings and FM Strings without trespassing on the property of any other Person. Neither Seller has received any communications from any Person requesting (i) the removal of any of the aforementioned Dish Strings or FM Strings, or (ii) the payment of fees (other than those already paid) to maintain a Dish String or FM String in its current location.

         2.12 REAL PROPERTY. Neither Seller owns any real property or any interest in real property Related to the Wireless Business, except as identified in PART 2.12 of the Disclosure Schedule. PART 2.12 of the Disclosure Schedule provides an accurate and complete description of the premises owned or covered by leases and the facilities located on such premises. The Sellers enjoy peaceful and undisturbed possession of such premises.

         2.13     PROPRIETARY ASSETS.

                  (a) PART 2.13(a)(1) of the Disclosure Schedule identifies and provides a brief description of all Proprietary Assets owned by the Sellers Related to the Wireless Business (the "OWNED PROPRIETARY ASSETS"). PART 2.13(a)(2) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset that is owned by any other Person and that is licensed to or used by the Sellers and Related to the Wireless Business (except for any Proprietary Asset that is licensed to either of the Sellers under any third party software license that (1) is generally available to the public, and (2) imposes no future monetary obligation on such Seller other than maintenance fees in amounts consistent with maintenance fees charged by such third party licensor to other licensees of such third party software) and identifies the license agreement or other agreement under which such Proprietary Asset is being licensed to or used by the Sellers (the "LICENSED PROPRIETARY ASSETS" and together with the Owned Proprietary Assets, the "WIRELESS BUSINESS PROPRIETARY ASSETS"). The Sellers have good and valid title to all of the Owned Proprietary Assets, free of any Encumbrances, and have a valid right to use, and to license others to use, all Licensed Proprietary Assets. Except as set forth in PART 2.13(a)(3) of the Disclosure Schedule, the Sellers are not obligated to make any payment to any Person for the use or other exploitation of any Wireless Business Proprietary Asset. Except as set forth in PART 2.13(a)(4) of the Disclosure Schedule, the Sellers are free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Wireless Business Proprietary Assets on an exclusive basis (other than Wireless Business Proprietary Assets consisting of software licensed to the Sellers under third party licenses generally available to the public, with respect to which the Sellers' rights are not exclusive).

                  (b) The Sellers have taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Wireless Business Proprietary Assets (except Wireless Business Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Wireless Business Proprietary Assets. Neither Seller has disclosed or delivered or permitted to be disclosed or delivered to any Person (other than Representatives of the Sellers) the source code, or any portion or aspect of the source code, of any Wireless Business Proprietary Asset. No Person (other than the Sellers and their Representatives) has access to the source code, or any portion or aspect of the source code, of any Wireless Business Proprietary Asset. No Person other than the Sellers has any rights with respect to, the source code, or any portion or aspect of the source code, of any Wireless Business Proprietary Asset.

                  (c) All patents, trademarks, service marks and copyrights that are registered with any Governmental Body and held by a Seller and Related to the Wireless Business are valid and subsisting. To the Sellers' knowledge after due inquiry, none of the Wireless Business Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Neither Seller is infringing, misappropriating or making any unlawful use of, and neither Seller has at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the Sellers' knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Wireless Business Proprietary Asset.

                  (d) Neither Seller has entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the Wireless Business Proprietary Assets or to transact business related to the Wireless Business in any market or geographical area or with any Person.

                  (e) Except as set forth in PART 2.13(e) of the Disclosure Schedule, neither Seller has entered into or is bound by any Contract under which any Person has the right to distribute or license any Wireless Business Proprietary Asset. Neither Seller has disclosed or delivered to any Person (other than Representatives of such Seller), or permitted the disclosure or delivery to any Person (other than Representatives of such Seller), of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Wireless Business Proprietary Asset. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person (other than the Representatives of the Sellers) of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any Proprietary Asset.

                  (f) The Proprietary Assets constitute all the Proprietary Assets necessary to enable the Sellers to conduct the business of the Wireless Business in the manner in which such business has been and is being conducted and in the manner in which such business is proposed to be conducted.

         2.14     CONTRACTS.

                  (a) PART 2.14 of the Disclosure Schedule identifies and provides an accurate and complete description of each Contract Related to the Wireless Business (other than Contracts listed on EXHIBIT H), except for any Immaterial Contract (each, a "WIRELESS BUSINESS CONTRACT"). The Sellers have delivered to the Purchaser accurate and complete copies of all Wireless Business Contracts identified in PART 2.14 of the Disclosure Schedule, including all amendments thereto. Each such Contract is valid and in full force and effect.

                  (b)      Except as set forth in PART 2.14 of the Disclosure
Schedule: (i) neither the Sellers, nor to the Sellers' knowledge any other Person has violated or breached, or declared or committed any default under, any Wireless Business Contract; (ii) neither Seller has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Wireless Business Contract; and (iii) neither Seller has waived rights under any Wireless Business Contract valued in the aggregate at $50,000.

                  (c) Except as set forth in PART 2.14 of the Disclosure Schedule, each Wireless Business Contract may be assigned to the Purchaser without the consent of any Person other than a Seller.

                  (d) Except as set forth in PART 2.14 of the Disclosure Schedule, neither Seller has ever guaranteed or otherwise agreed to cause, insure or become liable for, and neither Seller has ever pledged any of the Assets to secure, the performance or payment of any obligation or other Liability of any other Person.

                  (e) The performance of the Wireless Business Contracts has not resulted in any violation of or failure to comply with any Legal Requirement.

                  (f) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to a Seller under any Wireless Business Contract or any other term or provision of any Wireless Business Contract.

                  (g) PART 2.14(g) of the Disclosure Schedule sets forth a list of all of the Wireless Business's customers' names, the Wireless Business's average monthly revenue received from such Customer, the Contract commencement date with such customer, the Contract termination date with such customer, whether the Contract is automatically renewable and the length of any such renewal period, and whether the Contract requires the consent of the customer for the assignment thereof.

                  (h) PART 2.14(h) of the Disclosure Schedule sets forth a list of all leased equipment and real property of the Sellers Related to the Wireless Business, the applicable landlord or vendor, the location of said property or asset, the monthly payment thereon, and the term of the applicable lease.

         2.15     LIABILITIES.

                  (a) Except as set forth in PART 2.15 of the Disclosure Schedule, neither Seller has Liabilities related to the Wireless Business, except for: (i) liabilities identified as such in the "liabilities" columns of the Unaudited Interim Balance Sheet; (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by a Seller in bona fide transactions with non-Related Parties entered into in the Ordinary Course of Business since June 30, 2000; and (iii) obligations under the Wireless Business Contracts listed in PART 2.14 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Wireless Business Contracts.

                  (b) Neither Seller has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have a material adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

         2.16     COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in
PART 2.16 of the Disclosure Schedule: (a) each Seller is in material compliance with each Legal Requirement that is applicable to the Wireless Business or to the conduct of its business or the ownership or use of any of the Assets; (b) each Seller has at all times (during any applicable statute of limitations) been in material compliance with each Legal Requirement that is or was applicable to the

Wireless Business or to the conduct of its business or the ownership or use of any of the Assets; and (c) neither Seller has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

         2.17     GOVERNMENTAL AUTHORIZATIONS. PART 2.17 of the Disclosure
Schedule identifies each material Governmental Authorization that is held by the Sellers Related to the Wireless Business. The Sellers have delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in PART 2.17 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in PART 2.17 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in PART 2.17 of the Disclosure
Schedule: (i) each Seller is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in PART 2.17 of the Disclosure Schedule; (ii) neither Seller has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and
(iii) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in PART 2.17 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

         2.18 TAX MATTERS. Except as set forth on EXHIBIT G or PART 2.18 of the Disclosure Schedule or for which adequate reserves have been set aside (which reserves are described in the Financial Statements), each Tax related to the Wireless Business or the Assets required to have been paid, or claimed by any Governmental Body to be payable, by a Seller has been duly paid in full on a timely basis. Any Tax related to the Wireless Business or the Assets required to have been withheld or collected by a Seller has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

         2.19 EMPLOYEE AND LABOR MATTERS. To the best of the Sellers' knowledge none of the Key Employees (i) intends to terminate his or her employment; or (ii) is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on
(A) the performance by such employee of any of his or her duties or responsibilities as an employee of a Seller or as an employee of the Purchaser, or (B) the business of a Seller or the Purchaser. Neither Seller has entered into any Contract with any Wireless Business employee that requires a Seller to pay severance to any such employee upon the termination of such employee. The Sellers have described, in detail, all of their past practices regarding their termination of employees.

         2.20 ENVIRONMENTAL MATTERS. Neither Seller is in material violation of any Legal Requirement relating to the environment. No material expenditures are or will be required in order to comply with any such Legal Requirement. No Hazardous Materials are used or have been used, stored, or disposed of by a Seller or, to the Sellers' knowledge, by any other Person on any property owned, leased or used by a Seller.

         2.21 SALE OF PRODUCTS. Each product related to the Wireless Business that has been sold by a Seller to any Person: (i) conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale.

         2.22 PERFORMANCE OF SERVICES. All services that have been performed on behalf of a Seller related to the Wireless Business were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. Excluding the Dish Strings and FM Strings referenced in Section 2.11, the Wireless Business has installed or delivered to its customers over 12,000 Dish Strings and over 3,800 FM Strings, which Dish Strings and FM Strings are authorized by the Sellers to receive data.

         2.23     INSURANCE.

                  (a) PART 2.23 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, a Seller and related to the Assets:
(i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a "claims made" or an "occurrences" policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy or any predecessor insurance policy and related to the Assets or the Wireless Business. The Sellers have delivered to the Purchaser accurate and complete copies of all of the insurance policies identified in PART 2.23 of the Disclosure Schedule (including all renewals thereof and endorsements thereto). Each of the policies identified in PART 2.23 of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the best of the knowledge of the Sellers, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) materially accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

                  (b) PART 2.23 of the Disclosure Schedule identifies each insurance claim made by a Seller since December 31, 1999 relating to the Wireless Business. To the Sellers' knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim with regard to the Assets. To the Sellers' knowledge after due inquiry, neither Seller has received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in PART 2.23 of the

Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in PART 2.23 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies identified in
PART 2.23 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

         2.24 RELATED PARTY TRANSACTIONS. Except as disclosed in WAVO's most recent annual filing with the SEC or set forth in PART 2.24 of the Disclosure
Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the Assets; (b) no Related Party is, or has at any time since December 31, 1999 been, indebted to a Seller; (c) since December 31, 1999, no Related Party has entered into, or has had any direct or indirect financial interest in, any Wireless Business Contract, transaction or business dealing of any nature involving a Seller related to the Wireless Business; and (d) no Related Party is competing, or has at any time since December 31, 1999 competed, directly or indirectly, with the Wireless Business.

         2.25 PROCEEDINGS; ORDERS. Except as set forth in PART 2.25 of the Disclosure Schedule, there is no pending Proceeding related to the Wireless Business or the Assets, and no Person has threatened (either overtly or in writing) to commence any Proceeding: (i) that involves the Wireless Business or that otherwise relates to or might affect the business of a Seller related to the Wireless Business or any of the Assets (whether or not a Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in PART 2.25 of the Disclosure Schedule, to the Sellers' knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. The Sellers have delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which a Seller has access) that relate to any Proceedings identified in PART 2.25 of the Disclosure Schedule. There is no Order to which the Wireless Business or any of the Assets is subject. To the best of the Sellers' knowledge, none of the Key Employees is subject to any Order that may prohibit such employee from engaging in or continuing any conduct, activity or practice relating to the business of the Sellers.

         2.26 NON-CONTRAVENTION; CONSENTS. Except as set forth in PART 2.26 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which a Seller, or any of the Assets, is subject;

                  (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets;

                  (c) either (1) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Wireless Business customer Contract, roof right Contract or transponder Contract or (2) contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Wireless Business Contract other than those described in Section 2.26(c)(1); or

                  (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

Except as set forth in PART 2.26 of the Disclosure Schedule, neither Seller is nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

         2.27 BROKERS. Neither Seller has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         2.28 INVESTMENT REPRESENTATIONS. The Sellers understand that the Purchaser Common Stock has not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Sellers also understand that the Purchaser Common Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Sellers' representations contained in the Agreement. Each Seller hereby represents and warrants as follows:

                  (a) WPN has substantial experience in evaluating and investing in private placement transactions of securities so that it is capable of evaluating the merits and risks of its investment in the Purchaser and has the capacity to protect its own interests. WPN must bear the economic risk of this investment indefinitely unless the Purchaser Common Stock is registered pursuant to the Securities Act, or an exemption from registration is available. WPN understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow it to transfer all or any portion of the Purchaser Common Stock under the circumstances, in the amounts or at the times it might propose.

                  (b) WPN is acquiring the Purchaser Common Stock for its own account for investment only, and not with a view towards their distribution.

                  (c) WPN, by reason of its, or of its management's, business or financial experience, has the capacity to protect its own interests in connection with the Transactions. Further, WPN is aware of no publication of any advertisement in connection with the Transactions.

                  (d) WPN is an accredited investor within the meaning of Regulation D under the Securities Act.

                  (e) WPN has received and read financial statements and other information regarding the Purchaser and has had an opportunity to discuss the Purchaser's business, management and financial affairs with directors, officers and management of the Purchaser and has had the opportunity to review the Purchaser's operations. WPN has also had the opportunity to ask questions of and receive answers from, the Purchaser and its management regarding the terms and conditions of this investment.

                  (f) WPN acknowledges and agrees that the Purchaser Common Stock must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available. WPN has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

                  (g) The office or offices of WPN in which its investment decision was made is located at the address or addresses of WPN set forth in this Agreement.

         2.29 FULL DISCLOSURE. No representation or warranty by the Sellers contained in the Transactional Agreements contains any untrue statement of fact nor omits to state any fact necessary to make any of the Sellers' representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Sellers and their business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser's Representatives by or on behalf of the Sellers or by any Representative of the Sellers, is accurate and complete in all material respects.

         2.30 DISCLOSURE SCHEDULE. Inclusion in the Disclosure Schedule of any disclosure shall not be construed as relevant to any determination of materiality. Any matters disclosed on one Part of the Disclosure Schedule shall be disclosed for purposes of that Part only except for (a) cross references from one Part to another Part or (b) items on one Part which reasonably can be construed as responsive to items to be disclosed on another Part.

         2.31 ACCESS. The Purchaser has been provided with access, as requested by the Purchaser, to officers and employees of the Sellers and to such of the Sellers' books, documents, contracts and records as have been provided to the Purchaser in response to the Purchaser's requests.


3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants, to and for the benefit of the Sellers, as follows:

         3.1 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Escrow Agreement and the Assumption Agreement, and the execution, delivery and performance of the Escrow Agreement and the Assumption Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Upon the execution and delivery of the Escrow Agreement and the Assumption Agreement at the Closing, the Escrow Agreement and the Assumption Agreement will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms. Aside from the consent of the Purchaser's board of directors and of certain of its investors (which have been obtained as of the date of this Agreement), the Purchaser is not required to obtain the consent of any other Person to consummate the Transactions.

         3.2 BROKERS. The Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         3.3 PROCEEDINGS. There is no pending Proceeding and no Person has threatened (either overtly or in writing) to commence any Proceeding: (i) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Purchaser's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

         3.4 FULL DISCLOSURE. No representation or warranty by the Purchaser contained in the Transactional Agreements contains any untrue statement of fact nor omits to state any fact necessary to make any of the Purchaser's representations, warranties or other statements or information contained therein not misleading.

         3.5 VALID ISSUANCE. The Purchaser Common Stock has been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable shares of Common Stock of the Purchaser with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Purchaser.

         3.6 CAPITALIZATION. The authorized capital stock of the Purchaser consists of (i) 34,000,000 shares of Preferred Stock, $.01 par value (the "PREFERRED STOCK"), of which 7,500,000 shares have been designated Series A Convertible Preferred Stock, 9,887,404 shares have been designated Series B Convertible Preferred Stock, 4,114,521 shares have been designated Series C Convertible Preferred Stock and 11,429,225 shares have been designated as Series D Convertible Preferred Stock, and (ii) 100,000,000 shares of Common Stock.

Immediately prior to the Closing, 7,324,577 shares of Common Stock, 7,299,831 shares of Series A Convertible Preferred Stock, 9,887,403 shares of Series B Convertible Preferred Stock, 4,114,521 shares of Series C Convertible Preferred Stock, and 7,548,961 shares of Series D Convertible Preferred Stock will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Except as set forth in PART 3.6 of the Disclosure Schedule, (i) no person owns of record or is known to the Purchaser to own beneficially any share of Common Stock, Preferred Stock or other capital stock of the Purchaser, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Purchaser is authorized or outstanding and (iii) there is no commitment by the Purchaser to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset.

         3.7 HSR FILING. The Purchaser has performed the valuation required by Rule 801.10(b) and Rule 801.10(c)(3) of the regulations adopted by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and based upon such valuation, the value of the Assets is less than $15 million.

4.       PRE-CLOSING COVENANTS OF THE SELLERS.

         4.1 ACCESS AND INVESTIGATION. The Sellers shall ensure that, at all times during the Pre-Closing Period: (a) the Sellers and their Representatives provide the Purchaser and its Representatives with reasonable access to the Sellers' Representatives, personnel and assets Related to the Wireless Business and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Wireless Business and its business; (b) the Sellers and their Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Wireless Business and its business as the Purchaser may reasonably request in good faith;
(c) the Sellers and the Representatives use their Best Efforts to assist the Purchaser in obtaining information related to the location of and customer contact information for the Dish Strings and FM Strings referenced in Section
2.11 (if WPN has not already provided such information on the date of the Agreement) and Section 2.22, and (d) the Sellers and their Representatives will compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Wireless Business and its business as the Purchaser may reasonably request in good faith.

         4.2 OPERATION OF BUSINESS. The Sellers shall ensure that, during the Pre-Closing Period:

                  (a) the Sellers conduct their operations related to the Wireless Business exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

                  (b) the Sellers (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees, (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Wireless Business, and (iv) promptly repair, restore or replace any Assets that are destroyed or damaged;

                  (c) the Sellers keep in full force all insurance policies identified in PART 2.23 of the Disclosure Schedule;

                  (d) the officers of the Sellers are reasonably responsive to any good faith inquiry by the Purchaser concerning the status of the Wireless Business's business, condition, assets, liabilities, operations, financial performance and prospects;

                  (e) the Purchaser is notified immediately of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

                  (f) the Sellers and their officers use their Best Efforts to cause the Sellers to operate the Wireless Business profitably and to maximize its revenues and net income;

                  (g) the Sellers do not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities;

                  (h) the Sellers do not effect or become a party to any Acquisition Transaction;

                  (i) the Sellers do not make any capital expenditure, except for capital expenditures to non-Related Parties that are made in the Ordinary Course of Business related to the Wireless Business and that, when added to all other capital expenditures made on behalf of the Sellers during the Pre-Closing Period, do not exceed $25,000 in the aggregate;

                  (j) the Sellers do not enter into or permit any of the Assets to become bound by any Contract;

                  (k) the Sellers do not incur or assume any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with
         GAAP) incurred in the Ordinary Course of Business;

                  (l) the Sellers do not establish or adopt any Employee Benefit Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, options, vacation time, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

                  (m) the Sellers do not change any of its methods of accounting or accounting practices in any respect;

                  (n)      the Sellers do not commence or settle any Proceeding;

                  (o) the Sellers do not enter into any transaction or take any other action of the type referred to in Section 2.5;

                  (p) the Sellers do not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by a Seller in this Agreement or in the Closing Certificate;

                  (q) the Sellers do not enter into any Related Party transaction, or increase the Wireless Business's obligations, payments or liabilities to any non-Wireless Business part(s) of a Seller; and

                  (r) the Sellers do not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(g)" through "(q)" of this Section 4.2.

         4.3 FILINGS AND CONSENTS. The Sellers shall ensure that all filings, notices and Consents required to be made, given and obtained (other than those required to be obtained by the Purchaser) in order to consummate the Transactions are made, given and obtained on a timely basis. During the Pre-Closing Period, the Sellers and their respective Representatives will cooperate with the Purchaser and with the Purchaser's Representatives, and prepare and make available such documents and take such other actions as the Purchaser requests in good faith, in connection with any filing, notice or Consent required to be obtained by the Sellers hereunder.

         4.4 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE. During the Pre-Closing Period, the Sellers shall promptly notify the Purchaser in writing of: (a) the discovery by a Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by a Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by a Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of a Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section
4.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Sellers shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by a Seller in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in
Section 6 has been satisfied.

         4.5 NO NEGOTIATION. During the Pre-Closing Period, neither Seller will:

                  (a) enter into any agreement, understanding or arrangement relating to any Acquisition Proposal (as defined below);

                  (b) consider, or engage in any discussions or negotiations relating to, any Acquisition Proposal;

                  (c) solicit or encourage the submission of any Acquisition Proposal; or

                  (d) permit any representative or affiliate of a Seller to do any of the foregoing.

         The term "ACQUISITION PROPOSAL," as used in this section, refers to any proposal, plan, agreement, understanding or arrangement contemplating (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving the Wireless Business, (ii) any transfer or issuance of any capital stock or other securities of a Seller or any of its affiliates if such transfer would inhibit a Seller's ability to consummate the acquisition of the Wireless Business contemplated by this Agreement, (iii) any transfer of any assets of the Wireless Business (other than in the ordinary course or the transfer of a Seller's assets to Purchaser as contemplated by this letter), or (iv) any transaction that may be inconsistent with or that may have an adverse effect upon any of the transactions contemplated by this Agreement.

         4.6 BEST EFFORTS. During the Pre-Closing Period, the Sellers shall use their Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

         4.7 CONFIDENTIALITY. Each of the Purchaser and the Sellers shall ensure that, during the Pre-Closing Period: (a) neither it nor any of its Representatives issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any of its suppliers, customers, landlords, creditors or employees, or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except (1) to the extent that the it is required by law to make any such disclosure; (2) that it may disclose the foregoing to potential investors who sign appropriate confidentiality agreements; and (3) to those of its Representatives that it requests to be involved in the review and performance of the Transactions; and
(b) if it is required by law to make any such disclosure, it advises the other parties to the extent possible, at least two business days before making such disclosure, of the nature and content of the intended disclosure.

         4.8 WIRELESS BUSINESS AUDIT. During the Pre-Closing Period, the Sellers and their Representatives shall permit, and use their Best Efforts to assist Deloitte & Touche LLP (or another accounting firm selected by the Purchaser) to prepare audited financial statements for the Wireless Business as of and for the periods ended December 31, 1997, December 31, 1998, December 31, 1999, and an audited balance sheet for the Wireless Business as of the Closing Date. The fees and expenses of the auditors for the foregoing shall be paid by the Purchaser.

         4.9 COMMUNICATIONS WITH SELLERS CUSTOMERS. During the Pre-Closing Period, the Sellers and their Representatives shall use their Best Efforts to ensure that the Wireless Business's customers remain customers of the Purchaser following the Transactions. Without limiting the generality of the foregoing, the parties hereto agree to the following:

                  (a) During the Pre-Closing Period, a designated representative of the Sellers (the "SELLER REPRESENTATIVE") and a designated representative of the Purchaser (the "PURCHASER REPRESENTATIVE") shall have a telephone conference at least one time per week (each, a

"TRANSITION CONFERENCE") during which the Seller Representative shall inform the Purchaser Representative of the status of any material discussions, proposals, solicitations, potential contracts, or any other communications between a Seller (or any representative of a Seller) and any Wireless Business customer. During each such Transition Conference, the Purchaser Representative shall have the right to require that the Sellers cease any communications with specified Wireless Business customers if the Purchaser reasonably believes that such continued communications will adversely affect the Wireless Business.

                  (b) During the Pre-Closing Period, the Sellers will provide to the Purchaser Representative, pursuant to this Section 4.9(b), copies of any proposed Contracts with a Wireless Business customer that transition delivery of such customer's content from the Wireless Business to the Internet Business prior to (i) providing or agreeing to provide any such proposed Contract to such customer, or (ii) informing such customer that it will provide such customer with its Internet Business's services. Instead, prior to doing any of the foregoing, such Seller shall inform such customer that it needs to ensure that it has the capabilities to fully serve such customer through the Internet Business. Such Seller shall then inform the Purchaser Representative of such potential Contract in writing. The Purchaser Representative shall have two business days from its receipt of such notification to approve or object to the Sellers' agreement to the terms of such proposed Contract. The Purchaser may object to such Contract if it reasonably believes that such potential Contract will adversely effect the Wireless Business. If the Purchaser so objects, (A) such Seller shall inform such customer that it does not, at that time, have the ability to enter into an agreement with such customer and (B) the Purchaser and the Seller shall negotiate in good faith to determine a manner in which such Seller can contract with such customer without adversely effecting the Wireless Business.

         4.10 NONSOLICITATION OF PURCHASER'S EMPLOYEES. Each Seller agrees that, during the Pre-Closing Period, it shall not, and it shall not permit any of its Representatives to directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on a Seller's own behalf or on behalf of any other Person) any employee of the Purchaser to leave his or her employment with the Purchaser or any of the Purchaser's subsidiaries.

         4.11 NEGOTIATION OF SERVICES AGREEMENT AND OEM AGREEMENT WITH PURCHASER. Each Seller agrees that, during the Pre-Closing Period, it shall use its Best Efforts to negotiate and finalize a Services Agreement and an OEM Agreement with the Purchaser consistent with the terms of the term sheets attached as EXHIBIT J.

5.       PRE-CLOSING COVENANTS OF THE PURCHASER.

         5.1 BEST EFFORTS. During the Pre-Closing Period, the Purchaser shall use its Best Efforts to cause the conditions set forth in Section 7 to be satisfied.

         5.2 EMPLOYMENT OFFERS. During the Pre-Closing Period, the Purchaser shall use reasonable corporate efforts to enter into employment agreements with the Key Employees on terms reasonably satisfactory to the Purchaser. The Purchaser agrees that, during the Pre-Closing Period, it shall not, and it shall not permit any of its Representatives to directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Purchaser's own behalf or on behalf of any other Person) any Internet Business Employee of WAVO to leave his or her employment with WAVO or any of its subsidiaries.

         5.3 NEGOTIATION OF SERVICES AGREEMENT AND OEM AGREEMENT WITH SELLERS. The Purchaser agrees that, during the Pre-Closing Period, it shall use its Best Efforts to negotiate and finalize a Services Agreement and an OEM Agreement with the Sellers consistent with the terms of the term sheets attached as EXHIBIT J.

         5.4 CONTACT WITH CUSTOMERS. During the Pre-Closing Period, the Purchaser and its Representatives shall not (a) communicate with any Key Customers without providing a Sellers with prior notice that the Purchaser or such Representative will be communicating with such Key Customer, and (b) communicate with any other customer of the Wireless Business without providing a Representative of a Seller the opportunity to be present (in person or by telephonic conference) at the time of such communication.

6.       CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE.

         The Purchaser's obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

         6.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by a Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date, without giving effect to any update to the Disclosure Schedule.

         6.2      PERFORMANCE OF OBLIGATIONS.

                  (a) Each of the documents referred to in Sections 1.5(b)(i), 1.5(b)(iii), 1.5(b)(v) and 1.5(b)(iv) shall have been executed by each of the parties thereto and delivered to the Purchaser.

                  (b) All of the covenants and obligations that the Sellers are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

         6.3 CONSENTS. Each of the Consents identified in PART 2.26 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

         6.4 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, or net income of the Sellers since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that reasonably could be expected to give rise to any such material adverse change.

         6.5 OPINION LETTER. Purchaser shall have received opinion letters from counsel to the Sellers, dated the Closing Date, in the forms of EXHIBIT F.

         6.6 NO PROCEEDINGS. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

         6.7 NO PROHIBITION. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, any applicable Legal Requirement or Order.

         6.8 EMPLOYEES. Five of the seven Key Employees shall have accepted employment with the Purchaser on terms reasonably satisfactory with the Purchaser.

         6.9 CUSTOMERS. The Purchaser shall have received, in a form reasonably satisfactory to the Purchaser, confirmation from the Wireless Business's Key Customers stating that such Key Customers, in the aggregate, do not intend to reduce their use of the Wireless Business's services to less than 90% of historical levels.

         6.10 SERVICES AGREEMENT AND OEM AGREEMENT. The Purchaser and the Sellers shall have entered into a Services Agreement and an OEM Agreement reflecting the terms of the term sheets attached hereto as EXHIBIT J.

7.       CONDITIONS PRECEDENT  TO THE SELLERS' OBLIGATION TO CLOSE.

         The Sellers' obligation to sell the Assets and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part, in writing):

         7.1 ACCURACY OF REPRESENTATIONS. All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date.

         7.2 REGISTRATION RIGHTS. The Purchaser shall have granted piggy-back registration rights to WPN related to the Purchaser Common Stock (the "REGISTRABLE SECURITIES"), which piggyback registration rights shall be pari passu to those held by the holders of Restricted Stock, Warrant Shares and Founders' Stock (each, as defined in the Registration Rights Agreement among the Company and certain stockholders, dated June 14, 1998, as amended). The agreement granting such rights shall provide that the inclusion of any Registrable Securities in any underwritten public offering shall be subject to cutback by the underwriter(s) pro rata with such holders of Restricted Stock, Warrant Shares and Founders' Stock based upon the number of registrable securities held by each such Person). For the avoidance of doubt, WPN shall not be granted any demand registration rights.

         7.3      PURCHASER'S PERFORMANCE.

                  (a) The Purchaser shall have executed and delivered the Escrow Agreement in the form attached hereto (subject to modifications required by the Escrow Agent), the Noncompetition Agreement, and the Assumption Agreement and shall have made the payment contemplated by Section 1.5(b)(ii) and the deposit contemplated by Section 1.5(b)(iii).

                  (b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

         7.4 SERVICES AGREEMENT AND OEM AGREEMENT. The Purchaser and the Sellers shall have entered into a Services Agreement and an OEM Agreement reflecting the terms of the term sheets attached hereto as EXHIBIT J.

8.       TERMINATION.

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing:

                  (a) by the Purchaser if there is a material Breach of any covenant or obligation of a Seller and such Breach shall not have been cured within ten days after the delivery of notice thereof to such Seller;

                  (b) by the Sellers if there is a material Breach of any covenant or obligation of the Purchaser and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Purchaser;

                  (c) by the Purchaser if the Closing has not taken place by the first to occur of (1) 40 days from the date of this Agreement or
         (2) October 15, 2000 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

                  (d) by WPN if the Closing has not taken place by the first to occur of (1) 40 days from the date of this Agreement or (2) October 15, 2000 (other than as a result of any failure on the part of the Sellers to comply with or perform any covenant or obligation set forth in this Agreement); or

                  (e) by the mutual written consent of the Purchaser and the Sellers.

         8.2 TERMINATION PROCEDURES. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), the Purchaser shall deliver to the Sellers a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Sellers wish to terminate this Agreement pursuant to Section 8.1(b) or
Section 8.1(d), the Sellers shall deliver to the Purchaser a written notice stating that the Sellers are terminating this Agreement and setting forth a brief description of the basis on which the Sellers are terminating this Agreement.

         8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 10; and (c) the Sellers and the Purchaser shall, in all events, remain bound by and continue to be subject to Section 4.7.

         8.4 NONEXCLUSIVITY OF TERMINATION RIGHTS. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to
Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9.       INDEMNIFICATION, ETC.

         9.1      SURVIVAL OF REPRESENTATIONS AND COVENANTS.

                  (a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive (without limitation):
(i) the Closing and the sale of the Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Assets by the Purchaser; and (iii) the dissolution of any party to this Agreement. Except as set forth in Section 9.1(c), all of said representations, warranties, covenants and obligations shall remain in full force and effect and shall survive for an unlimited period of time.

                  (b) The representations, warranties, covenants and obligations of the Sellers, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

                  (c) Subject to Section 9.1(d), the representations and warranties set forth in Sections 2 and 3 (other than the representations and warranties set forth in Section 2.18) shall expire on the 12 month anniversary of the Closing Date and the representations and warranties set forth in Section
2.18 shall expire on the two year anniversary of the Closing Date; provided, however, that if a Claim Notice (as defined below) relating to any representation or warranty set forth in any of said Sections is given to the Sellers on or prior to the 12 month anniversary of the Closing Date, then, notwithstanding anything to the contrary contained in this Section 9.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 9.2) that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Sellers and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

                  (d)      Notwithstanding anything to the contrary contained in
Section 9.1(c) (and without limiting the generality of anything contained in Section 9.1(a)), if a Seller had knowledge, on or prior to the Closing Date, of any circumstance that constitutes or that has given rise or could be expected to give rise, directly or indirectly, to any Breach of any representation or warranty set forth in Section 2, then such representation or warranty shall not expire, but rather shall remain in full force and effect until three years after the Closing Date.

                  (e) For purposes of this Agreement, a "CLAIM NOTICE" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Sellers a written notice stating that such Indemnitee believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

                  (f) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Sellers in this Agreement.

         9.2 INDEMNIFICATION BY THE SELLERS. The Sellers shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                  (a) any Breach of any of the representations or warranties made by the Sellers in this Agreement (without giving effect to any update to the Disclosure Schedule) or in the Closing Certificate or any of the other Transactional Agreements; provided that if such Breach is disclosed on an update to the Disclosure Schedule, then such Breach must constitute a material Breach to require indemnification hereunder;

                  (b) any Breach of any covenant or obligation of the Sellers contained in any of the Transactional Agreements;

                  (c) any Liability of the Sellers or of any Related Party, other than the Assumed Liabilities;

                  (d) any Liability (other than the Assumed Liabilities) to which the Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Sellers prior to the Closing Date and relating to the Wireless Business, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by a Seller on or at any time prior to the Closing Date, (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of a Seller, or (D) any failure to comply with any bulk transfer law or similar Legal Requirement in connection with any of the Transactions;

                  (e) any Liability caused by limitations on the Purchaser's full access to service the Dish Strings and FM Strings referenced in
Section 2.11 without trespassing on the property of any other Person after the consummation of the Transactions; or

                  (f) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(a)," "(b)," "(c)," "(d)," or "(e)" above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this
Section 9).

Notwithstanding anything to the contrary in this Agreement, the Sellers' indemnity obligations hereunder shall not exceed the value of the consideration received by the Sellers under the Agreement.

         9.3 INDEMNIFICATION BY PURCHASER. The Purchaser shall hold harmless and indemnify the Sellers from and against, and shall compensate and reimburse the Sellers for, any Damages that are directly or indirectly suffered or incurred by the Sellers or to which the Sellers may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

                  (a) any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities on a timely basis;

                  (b) any Breach of any representation, warranty, covenant or obligation made by the Purchaser in this Agreement or in the Closing Certificate or any of the Transaction Documents;

                  (c) any Proceeding relating directly or indirectly to any failure, Breach, alleged Breach, Liability or matter of the type referred to in clause "(a)" or "(b)" above (including any Proceeding commenced by a Seller for the purpose of enforcing its rights under this Section 9.3); or

                  (d) any severance obligations of the Sellers directly related to the termination of any employees of the Sellers as of the Closing Date (other than the Internet Business Employees) who (1) spent a majority of their business time conducting the Wireless Business's business and (2) are not offered employment by the Purchaser, provided that such terminations (x) are conducted by the Seller and are consistent with the Sellers' past practices as described by the Sellers to the Purchaser or (y) are conducted by the Purchaser.

Notwithstanding anything to the contrary in this Agreement, the Purchaser's indemnity obligations hereunder shall not exceed the value of the consideration received by the Purchaser under the Agreement.

         9.4 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies provided in this Section 9 shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Section 9 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

         9.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Proceeding with respect to which any Person (the "indemnifying party") may become obligated to indemnify, hold harmless, compensate or reimburse any Person entitled to indemnification, compensation or reimbursement hereunder (the "indemnified party") pursuant to this Section 9, the indemnified party shall (a) notify the indemnifying party thereof as promptly as practicable after becoming aware of the claim or Proceeding (it being understood that no delay on the part of the indemnified party in so notifying the indemnifying party shall relieve the indemnifying party from any obligation hereunder unless, and then solely to the extent that, the indemnifying party is prejudiced thereby), and (b) have the right, at its election, to designate the indemnifying party to assume the defense of such claim or Proceeding at the sole expense of the indemnifying party. If the indemnified party so elects to designate the indemnifying party to assume the defense of any such claim or Proceeding:

                  (a) the indemnifying party shall proceed to defend such claim or Proceeding in a diligent manner with counsel reasonably satisfactory to the indemnified party;

                  (b) the indemnified party shall make available to the indemnifying party any documents and materials in the possession of the indemnified party that may be necessary to the defense of such claim or Proceeding;

                  (c) the indemnifying party shall keep the indemnified party informed of all material developments and events relating to such claim or Proceeding;

                  (d) the indemnified party shall have the right to participate in (but not control) the defense of such claim or Proceeding at its own expense using counsel of its choice;

                  (e) the indemnifying party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld); and

                  (f) the indemnified party may (if the indemnifying party breaches in any material respect any of the provisions of this Section 9.5) assume the defense of such claim or Proceeding.

If the indemnified party does not elect to designate the indemnifying party to assume the defense of any such claim or Proceeding (or if, after initially designating the indemnifying party to assume such defense, the indemnified party elects to assume such defense in accordance with paragraph "(f)" above), the indemnified party may proceed with the defense of such claim or Proceeding on its own. If the indemnified party so proceeds with the defense of any such claim or Proceeding on its own:

                           (i) all reasonable expenses relating to the defense of such claim or Proceeding (to the extent indemnifiable, reimbursable or payable under this Section 4) shall be borne and paid exclusively by the indemnifying party;

                           (ii) the indemnifying party shall make available to the indemnified party any documents and materials in the possession or control of the indemnifying party that may be necessary to the defense of such claim or Proceeding;

                           (iii) the indemnified party shall keep the indemnifying party informed of all material developments and events relating to such claim or Proceeding;

                           (iv) the indemnifying party shall have the right to participate in (but not control) the defense of such claim or Proceeding at its own expense using counsel of its choice; and

                           (v) the indemnified party shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the indemnifying party; provided, however, that the indemnifying party shall not unreasonably withhold such consent.

10.      CERTAIN POST-CLOSING COVENANTS; MISCELLANEOUS.

         10.1     FURTHER ACTIONS; RIGHT OF FIRST REFUSAL.

                  (a) CLOSING DATE AUDIT. From and after the Closing Date, the Sellers and their Representatives shall permit, and use their Best Efforts to assist Deloitte & Touche LLP (or another accounting firm selected by the Purchaser) to prepare audited financial statements for the Wireless Business as of and for the periods ended December 31, 1997, December 31, 1998, December 31, 1999, and an audited balance sheet for the Wireless Business as of the Closing Date. The fees and expenses of the auditors for the foregoing shall be paid by the Purchaser. Such audit of the balance sheet as of the Closing Date shall hereinafter be referred to as the "CLOSING DATE AUDIT".

                  (b) ASSIGNMENT OF PATENTS. The Sellers agree that if any patents owned by a Seller or any of its subsidiaries are necessary for the operation of the Wireless Business and are more closely related to the business of the Wireless Business than of any of the Sellers' businesses, the Sellers shall execute (or cause to be executed) and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of transferring any such patents to the Purchaser, and the Purchaser shall then grant a license to the Sellers to use and exploit the related technology to the full extent needed for the Sellers to operate their business related to such technology. The Sellers agree that if any patents owned by a Seller or any of its subsidiaries are necessary for the operation of the Wireless Business and are more closely related to the business of a Seller than the business of the Wireless Business, the Sellers shall execute (or cause to be executed) and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of granting a license to use and exploit the related technology to the Purchaser to the full extent needed for the Purchaser to operate its business.

                  (c) GENERAL COOPERATION. From and after the Closing Date, the Sellers shall cooperate with the Purchaser and the Purchaser's affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Sellers shall (i) assist the Purchaser in obtaining any consent not obtained prior to the Closing Date (following any waiver by the Purchaser of a closing condition requiring the Sellers to obtain such consent) and (ii) promptly remit to the Purchaser any funds that are received by a Seller and that are included in, or that represent payment of receivables included in, the Assets. Each Seller: (A) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of such Seller any check or other instrument that is made payable to such Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (B) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of such Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of such Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (1) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (2) defending or compromising any claim or Proceeding relating to any of the Assets, or (3) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of a Seller.

                  (d)      PURCHASER RIGHT OF FIRST REFUSAL.

                           (i)      If WPN proposes to Transfer any shares of
Purchaser Common Stock, then WPN shall promptly give written notice (the "NOTICE") to the Purchaser at least 30 days prior to the closing of such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of shares of Purchaser Common Stock to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

                           (ii)     The Purchaser shall then have the right,
exercisable upon written notice to WPN (the "PURCHASER NOTICE") within 15 days after the receipt of the Notice, to purchase all or any portion of the Purchaser Common Stock subject to the Notice on the same terms and conditions as set forth therein. If the Purchaser exercises such rights, it shall effect the purchase of the Purchaser Common Stock, including payment of the purchase price, not more than 10 days after delivery of the Purchaser Notice, and at such time WPN shall deliver to the Purchaser the certificate(s) representing the Purchaser Common Stock to be purchased by the Purchaser, each certificate to be properly endorsed for transfer.

                           (iii)    If the Purchaser does not purchase all of
the Purchaser Common Stock covered by the Notice, then WPN may, not later than 60 days following delivery to the Purchaser of the Notice, enter into an agreement providing for the closing of the Transfer of the Purchaser Common Stock not purchased by the Purchaser to such prospective purchaser or transferee on terms and conditions not more favorable to the transferor than those described in the Notice. Any proposed Transfer on terms and conditions more favorable than those described in the Notice, as well as any subsequent proposed Transfer of any of the Purchaser Common Stock by WPN, shall again be subject to the first refusal of the Purchaser and shall require compliance by WPN with the procedures described in this Section 10(c).

                           (iv)     In the event that WPN should Transfer any of
the Purchaser Common Stock in contravention of the rights described in this
Section 10(c), such transfer shall be considered void.

                           (v)      Each certificate representing shares of
Purchaser Common Stock shall be endorsed with the following legend: "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL BY AND BETWEEN WPN CORPORATION AND CIDERA, INC." The parties agree that the Purchaser may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in the previous sentence to enforce the provisions of this Section 10(c), and the Purchaser agrees to promptly do so.

                           (vi)     The foregoing right of first refusal shall
terminate 180 days after the Purchaser's initial public offering under the Securities Act of 1933, as amended (the "RIGHTS TERMINATION DATE"). Following the Rights Termination Date, WPN shall be permitted to Transfer the Purchaser Common Stock, provided that any such transfer shall be of at least 10,000 shares.

         10.2 PUBLICITY. Each of the Purchaser and the Sellers shall ensure that, after the Closing Date: (a) neither it nor any of its Representatives issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any other Person) regarding any of the Transactions or the existence or terms of this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld), except (1) to the extent that the it is required by law to make any such disclosure; (2) that it may disclose the foregoing to potential investors who sign appropriate confidentiality agreements; and (3) to its Representatives; and (b) if it is required by law to make any such disclosure, it advises the other parties to the extent possible, at least two business days before making such disclosure, of the nature and content of the intended disclosure.

         10.3 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

         10.4 FEES AND EXPENSES. Each party hereto shall bear and pay all of its own fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of, or for the benefit of it in connection with negotiation of, due diligence for, consummation of, and performance of the Transactions.

         10.5 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         10.6 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  if to a Seller:
                                    c/o WAVO Corporation
                                    3131 E. Camelback Road, Suite 320
                                    Phoenix, AZ 85016
                                    Attention: Chief Financial Officer
                                               and General Counsel
                                    Facsimile: (602) 952-5517
                  with a copy to:
                                    Steven D. Pidgeon
                                    Snell & Wilmer
                                    One Arizona Center
                                    Phoenix, AZ 85004
                                    Facsimile:  (602) 382-6070
                  if to the Purchaser:
                                    Cidera, Inc.
                                    8037 Laurel Lakes Court
                                    Laurel, MD  20707
                                    Attention: Chief Financial Officer
                                    Facsimile:  (301) 598-0837
                  with a copy to:
                                    Michael R. Lincoln
                                    Cooley Godward
                                    One Freedom Square
                                    Reston Town Center
                                    11951 Freedom Drive
                                    Reston, VA  20190-5601
                                    Facsimile:  (703) 456-8100

         10.7     TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         10.8 HEADINGS. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.10    GOVERNING LAW; VENUE.

                  (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Arizona (without giving effect to principles of conflicts of laws).

                  (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Salt Lake County, Utah. Each party to this Agreement:

                           (i)      expressly and irrevocably consents and
submits to the jurisdiction of each state and federal court located in Salt Lake County, Utah (and each appellate court located in the State of Utah) in connection with any such legal proceeding;

                           (ii)     agrees that each state and federal court
located in Salt Lake County, Utah shall be deemed to be a convenient forum; and

                           (iii)    agrees not to assert (by way of motion, as a
defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Salt Lake County, Utah, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

                  (c) Each party hereto agrees that, if any Proceeding is commenced against any Indemnitee or a Seller by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee or Seller may proceed against such party hereto in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

         10.11    SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

                  (a) This Agreement shall be binding upon: the Sellers and their successors and assigns (if any) and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Sellers; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

                  (b) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of a Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of a Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

         10.12    REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE.

                  (a) The rights and remedies of the parties hereto shall be cumulative (and not alternative).

                  (b) Each Seller agrees that: (i) in the event of any Breach or threatened Breach by such Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such Breach or threatened Breach; and (ii) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

                  (c) The Purchaser agrees that: (i) in the event of any Breach or threatened Breach by the Purchaser of any covenant, obligation or other provision set forth in this Agreement, the Sellers shall be entitled (in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such Breach or threatened Breach; and (ii) the Sellers shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

                  (d) Notwithstanding anything to the contrary herein, the parties hereto agree that each party would be unduly damaged by the rescission of the Transactions after the Closing Date. Accordingly, each party agrees that its remedies for any Breach or Breaches hereunder shall not include the right of rescission.

         10.13    WAIVER.

                  (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Sellers.

         10.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         10.16 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

         10.17 KNOWLEDGE. For purposes of this Agreement, a Person shall be deemed to have "knowledge" of a particular fact or other matter if any Representative of such Person has knowledge of such fact or other matter.

         10.18    CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "SECTIONS" and "EXHIBITS" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                         [Signatures on following page]

         The parties to this Agreement have caused this Agreement to be executed and delivered as of September 11, 2000.

                                  CIDERA, INC.,
                                    a Delaware corporation



                                  By: /s/ Thom F. Degnan
                                     -------------------------------
                                  Name: Thom F. Degnan
                                       -----------------------------
                                  Title: Senior Vice President,
                                          Business Development
                                        ----------------------------



                                  WAVEPHORE NETWORKS, INC.,
                                    a Delaware corporation



                                  By: /s/ Kenneth D. Swenson
                                     -------------------------------
                                  Name: Kenneth D. Swenson
                                       -----------------------------
                                  Title: Treasurer
                                        ----------------------------



                                  WAVO CORPORATION,
                                    an Indiana corporation



                                  By: /s/ Kenneth D. Swenson
                                     -------------------------------
                                  Name: Kenneth D. Swenson
                                       -----------------------------
                                  Title: Executive Vice President and
                                          Chief Financial Officer
                                        ----------------------------

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving: (a) the sale or other disposition of all or any material portion of the business or assets of a Seller (other than in the Ordinary Course of Business); or (b) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving a Seller.

         AGREEMENT. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         BEST EFFORTS. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

         BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

         CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

         CODE.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         COMPARABLE ENTITIES. "Comparable Entities" shall mean Entities (other than a Seller) that are engaged in businesses similar to the business of the Sellers.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral, implied or other agreement, contract, lease, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Sellers pursuant to Section 2 and to the Sellers on behalf of the Purchaser under Section 3, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

         DISH STRING. "Dish String" shall mean a satellite dish, an intelligent data receiver or receivers, and any associated equipment and cabling.

         EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

         EXCLUDED ASSETS. "Excluded Assets" shall mean the assets identified on EXHIBIT H (to the extent owned by a Seller on the Closing Date).

         FM STRING. "FM String" shall mean an FM antenna, an intelligent data receiver or receivers, and associated equipment and cabling.

         GAAP.  "GAAP" shall mean generally accepted accounting principles.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         HAZARDOUS MATERIAL. "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

         IMMATERIAL CONTRACT. "Immaterial Contract" shall mean any Seller Contract that does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $15,000.

         INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) the Purchaser; (b) the Purchaser's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and
(d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

         INTERNET BUSINESS. "Internet Business" is the business of the Sellers related to the internet delivery of any content to or for its customers (or its customers' customers). For the avoidance of doubt, the Internet Business shall exclude any business related to the Wireless Business.

         INTERNET BUSINESS EMPLOYEES. "Internet Business Employees" shall mean the following employees of the Sellers: Nina Amey, Roland Bernabe, Becky Boyd, Doug Fuhrman, Mike Griggs, David Hansen, Jacqueline Howard, Herb Lloyd, Jim McClain, Jason Moore, Donald Richardson, Scott Smith, Bryon Strong, Jonathan Tang, and Glenn Wentworth.

         KEY CUSTOMERS. "Key Customers" shall mean NEWSEDGE Corporation, Reuters America, Inc., Reuters NewMedia, Inc., S&P Comstock, Inc., McGraw-Hill International (UK)

Ltd. - Standard & Poor's Comstock Division, PR Newswire Association, Inc., AEI Rediffusion Music, Ltd. and AEI Music Network, Inc.

         KEY EMPLOYEES. "Key Employees" shall mean Patrick Brown, Hugh Summerhays, Mitch Rasmussen, Clint Bauer, Brad Jackson, Joe Uberty and David Frymire.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         ORDER. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

         ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of a Person shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

                           (a) such action is recurring in nature, is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                           (b) such action is taken in accordance with sound and prudent business practices;

                           (c) such action is not required to be authorized by the shareholders of such Person, the board of directors of such Person or any committee of the board of directors of such Person and does not require any other separate or special authorization of any nature; and

                           (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period from the date of the Agreement through the Closing Date.

         PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, process, proprietary right or other intellectual property right or intangible asset used in the operation of the Wireless Business.

         RELATED TO THE WIRELESS BUSINESS. An asset (tangible or intangible), contract, or operation shall be deemed "Related to the Wireless Business" if it is currently used in the operation of the Wireless Business (whether or not necessary to the operation of the Wireless Business); provided, however, that no Excluded Asset shall be deemed "Related to the Wireless Business."

         RELATED PARTY. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer of a Seller; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than such Person) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Escrow Agreement; (c) the Assumption Agreement; (d) the Noncompetition Agreement referred to in Section 1.5(b)(v) of the Agreement; and
(e) the Closing Certificate.

         TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Sellers to the Purchaser in accordance with the Agreement;
(ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; and (iii) the performance by the Sellers and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Sellers and the Purchaser of their respective rights under the Transactional Agreements.

         TRANSFER. For purposes of this Agreement, the term "Transfer" shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, transfer by dividend or distribution, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Purchaser Common Stock.

         TRANSFERRED TANGIBLE ASSETS. "Transferred Tangible Assets" of a Person shall mean such Person's (a) gross accounts receivable less allowances for uncollectables plus (b) inventory plus (c) prepaid expenses plus (d) other current assets plus (e) gross property and equipment less accumulated depreciation and amortization plus (f) other assets.

         WIRELESS BUSINESS. "Wireless Business" shall mean the portion of the Sellers' business relating to the satellite and FM delivery of data.